                                                                EXHIBIT 99.4



                      MASSACHUSETTS INSTITUTE OF TECHNOLOGY

                                       and

                           SOLIGEN TECHNOLOGIES, INC.

                            PATENT LICENSE AGREEMENT




                                   (EXCLUSIVE)

                                TABLE OF CONTENTS
                                -----------------

           WITNESSETH.................................................    1

           1   DEFINITIONS............................................    2

           2   GRANT..................................................    4

           3   DILIGENCE..............................................    6

           4   ROYALTIES..............................................    6

           5   REPORTS AND RECORDS....................................    8

           6   PATENT PROSECUTION.....................................    9

           7   INFRINGEMENT...........................................   10

           8   PRODUCT LIABILITY......................................   11

           9   EXPORT CONTROLS........................................   12

           10  NON-USE OF NAMES.......................................   12

           11  ASSIGNMENT.............................................   12

           12  DISPUTE RESOLUTION.....................................   12

           13  TERMINATION............................................   13

           14  PAYMENTS, NOTICES AND OTHER COMMUNICATIONS.............   14

           15  MISCELLANEOUS PROVISIONS...............................   14

           APPENDIX A.................................................   16

           APPENDIX B.................................................   18

           APPENDIX C.................................................   19

                      MASSACHUSETTS INSTITUTE OF TECHNOLOGY

                                       and

                           SOLIGEN TECHNOLOGIES, INC.


                            PATENT LICENSE AGREEMENT


         This Agreement is made and entered into this ____ day of ______________, 199___, (the "EFFECTIVE DATE") by and between the MASSACHUSETTS INSTITUTE OF TECHNOLOGY, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139, U.S.A. (hereinafter referred to as "M.I.T."), and SOLIGEN TECHNOLOGIES, INC., a corporation duly organized under the laws of the State of Wyoming and having its principal office at 19408 Londelius Street, Northridge, California 91324, U.S.A. (hereinafter referred to as "LICENSEE").


                                   WITNESSETH

         WHEREAS, M.I.T. and LICENSEE (as Soligen, Inc.) entered into a License Agreement dated October 18, 1991 (hereinafter the "PRIOR AGREEMENT");
         WHEREAS, WDF Captial Corp. was created for the purposes of an equity financing and became Soligen Technologies, Inc., which then acquired Soligen, Inc.;
         WHEREAS, Soligen, Inc., incorporated in the State of Delaware, is now a wholly owned subsidiary of Soligen Technologies, Inc.;
         WHEREAS, M.I.T. and LICENSEE desire to amend and restate the terms of the PRIOR AGREEMENT, replacing all amendments and the addendum agreements thereto, in accordance with the terms and conditions as set forth herein;
         WHEREAS, M.I.T. and LICENSEE (formerly WDF Capital Corp.) have entered into the following Agreements: M.I.T. Share Acquisition Agreement dated November 4, 1992, Escrow Agreement dated November 4, 1992, and Voluntary Pooling Agreement dated February 15, 1993;
         WHEREAS, M.I.T. is the owner of certain PATENT RIGHTS (as later defined herein) relating to M.I.T. Case No. 4972, "Three Dimensional Printing Techniques
(3DP)" by Michael Cima, John Haggerty, Emanuel Sachs and Paul Williams; M.I.T. Case No. 5567, "Three-Dimensional Printing Techniques" by David Brancazio, James
F. Bredt, Michael Cima, Alain Curodeau, David Brancazio, James F. Bredt, Michael Cima, Alain

Curodeau, Tailin Fan, Satbir Khanuja, Alan Lander, Sang-Joon Lee, Steven Michaels, Emanuel Sachs and Harald Tuerck; M.I.T. Case No. 5997, "Ceramic Mold Finishing" by James Bredt, Michael Cima, Satbir Khanuja and Emanuel Sachs; M.I.T. Case No. 6138, "High Speed, High Quality Three Dimensional Printing" by David Brancazio, James F. Bredt, Michael Cima, Alain Curodeau, Tailin Fan and Emanuel Sachs; M.I.T. Case No. 6995, "Powder Dispensing Techniques for Successive Layered Fabrication of an Object" by Emanuel Sachs; and M.I.T. Case No. 6998, "Binder Composition for Use in Three-Dimensional Printing" by James F. Bredt and has the right to grant licenses under said PATENT RIGHTS;
         WHEREAS, M.I.T. desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder;
         WHEREAS, LICENSEE has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that LICENSEE is experienced in the development, production, manufacture, marketing and sale of products similar to the LICENSED PRODUCT(s) (as later defined herein) and/or the use of the LICENSED PROCESS(es) (as later defined herein) and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and
         WHEREAS, LICENSEE desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.
         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:


1 - DEFINITIONS

         For the purposes of this Agreement, the following words and phrases shall have the following meanings:

         1.1 "LICENSEE" shall include a related company of SOLIGEN TECHNOLOGIES, INC., the voting stock of which is directly or indirectly at least Fifty Percent (50%) owned or controlled by SOLIGEN TECHNOLOGIES, INC., an organization which directly or indirectly controls more than Fifty Percent (50%) of the voting stock of SOLIGEN TECHNOLOGIES, INC. and an organization, the majority ownership of which is directly or indirectly common to the ownership of SOLIGEN TECHNOLOGIES, INC.

         1.2 "PATENT RIGHTS" shall mean all of the following M.I.T. intellectual property:

              a.      the United States patents listed in Appendix A;


              b. the United States patent applications listed in Appendix A, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications, and the resulting patents;

              c. any patents resulting from reissues or reexaminations of the United States patents described in a. and b. above;


              d.      the Foreign patents listed in Appendix A;


              e. the Foreign patent applications listed in Appendix A, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such Foreign patent applications, and the resulting patents;


              f. Foreign patent applications filed after the EFFECTIVE DATE in the countries listed in Appendix B and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications, and the resulting patents; and


              g. any Foreign patents, resulting from equivalent Foreign procedures to United States reissues and reexaminations, of the Foreign patents described in d., e. and f. above.

         1.3 A "LICENSED PRODUCT" shall mean any product or part thereof which:

              a. is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any such product or part thereof is made, used or sold; or


              b. is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any LICENSED PROCESS is used or in which such product or part thereof is used or sold.

         1.4 A "LICENSED PROCESS" shall mean any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS.
         1.5 "ANCILLARY PRODUCT" shall mean any product sold by LICENSEE for use with or in LICENSED PRODUCTS or LICENSED PROCESSES, such as, but not limited to, binders, powders, extra print-heads, replacement parts, hardware and/or software upgrades, etc.
         1.6 "END-PRODUCT" shall mean any product produced and sold by LICENSEE using LICENSED PRODUCTS or LICENSED PROCESSES.
         1.7 "NET SALES" shall mean LICENSEE's billings for LICENSED PRODUCTS, LICENSED PROCESSES, ANCILLARY PRODUCTS and END-PRODUCTS produced, used transferred or sold hereunder less the sum of the following:

              a. discounts allowed in amounts customary in the trade for quantity purchases, cash payments, prompt payments, wholesalers and distributors;

              b. sales, tariff duties, use taxes and/or value-added taxes, such as GST charged in Canada and VAT charged throughout Europe, directly imposed and with reference to particular sales;


              c.      outbound transportation prepaid or allowed;


              d.      amounts allowed or credited on returns; and


              e.      all packaging and shipping costs separately billed.

         No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. Subject to deductions for bad debts, LICENSED PRODUCTS shall be considered sold when billed out or invoiced. LICENSEE can deduct from NET SALES all accounts or portions thereof, without duplication, which are unpaid for ninety (90) days or more; provided that any such amounts which are deducted from NET SALES and are subsequently collected will be added back to NET SALES in the period in which they are collected. Notwithstanding the foregoing, the maximum deduction permitted for bad debts in any reporting period will be five percent (5%) of LICENSEE's billings for such period.
         1.8  "TERRITORY" shall mean worldwide.
         1.9  "FIELD OF USE ONE" shall mean:

              a) the manufacture by 3D Printing of ceramic components for use as a mold or, part of a mold for metal casting and the sale of machines for such use. Applications where ceramic parts form all or part of the casting mold are included, except, the ceramic component must be removed before the casting is put into use.


              b) the manufacture by 3D Printing of wax components for use as a pattern in investment casting and the sale of machines for such use.


              c) the manufacture by 3D Printing of ceramic patterns and cores for metal casting and the sale of machines for such use.


              d) and shall exclude, for example, but not limited to, the following: ceramic parts for end use; ceramic metal-matrix preforms; electronic packaging; the direct manufacture of parts or forms from metal, graphite, polymer materials and materials other than those used in molds or patterns for casting as permitted in this Paragraph 1.9 (a), (b), and
                      (c) herein;, and medical devices for direct use in or on the body.

         1.10 "FIELD OF USE TWO" shall mean the manufacture of ceramic abraders for use to form graphite EDM electrodes.

         1.11 "TANGIBLE PROPERTY" shall mean any Alpha or Beta machines created by the 3D Printing Consortium at M.I.T.
         1.12 "EXCLUSIVE" or "EXCLUSIVITY" shall mean exclusive or exclusivity but for the rights described in Appendix C.


                                    2 - GRANT
         2.1 M.I.T. hereby grants to LICENSEE the right and license in the TERRITORY for the FIELD OF USE ONE to practice under the PATENT RIGHTS and, to the extent not prohibited by other patents, to make, have made, use, lease, sell and import LICENSED PRODUCTS and to practice the LICENSED PROCESSES, until the expiration of the last to expire of the PATENT RIGHTS, unless this Agreement shall be sooner terminated according to the terms hereof.
         2.2 M.I.T. hereby grants to LICENSEE the nonexclusive right and license in the TERRITORY for the FIELD OF USE TWO to practice under the PATENT RIGHTS and, to the extent not prohibited by other patents, to make, have made, use, lease, sell and import LICENSED PRODUCTS and to practice the LICENSED PROCESSES, until the expiration of the last to expire of the PATENT RIGHTS, unless this Agreement shall be sooner terminated according to the terms hereof.
         2.3 LICENSEE agrees to cooperate in good faith with M.I.T. to resolve potential conflicts over LICENSEE's FIELD OF USE and the fields of use of M.I.T.'s other 3D Printing licensees.
         2.4 LICENSEE agrees that LICENSED PRODUCTS leased or sold in the United States shall be manufactured substantially in the United States.
         2.5 In order to establish a period of EXCLUSIVITY for LICENSEE, M.I.T. hereby agrees that it shall not grant any other license to make, have made, use, lease, sell and import LICENSED PRODUCTS or to utilize LICENSED PROCESSES in the TERRITORY for the FIELD OF USE ONE during the period of time commencing with the EFFECTIVE DATE and terminating with October 1, 2006 (hereinafter the "EXCLUSIVE PERIOD"). The EXCLUSIVE PERIOD may be extended upon the mutual consent of M.I.T. and LICENSEE.
         2.6 At the end of the EXCLUSIVE PERIOD, the license granted hereunder in FIELD OF USE ONE shall become nonexclusive and shall extend to the end of the term or terms for which any PATENT RIGHTS have been or shall be issued, unless sooner terminated as hereinafter provided.
         2.7 M.I.T. reserves the right to practice under the PATENT RIGHTS for noncommercial research purposes and to use the TANGIBLE PROPERTY.
         2.8 M.I.T. currently intends, at its sole discretion, and subject to third party rights, to grant to LICENSEE the right to use, and to incorporate into this Agreement, improvement technology developed by the M.I.T. Three Dimensional Printing Consortium which is necessary for or will enhance LICENSEE's right and license to make, use, and sell the LICENSED PRODUCTS and to practice the LICENSED PROCESSES in the TERRITORY for the FIELD OF USE ONE or FIELD OF USE TWO.
         2.9 If LICENSEE discovers, invents or acquires (other than as a result of Paragraph 2.8 hereof) any improvement to the subject matter of any of the claims, inventions and/or processes disclosed under the PATENT RIGHTS during the term of this Agreement, LICENSEE shall be deemed to be the owner of all rights arising out of any such improvement including the right to obtain patent protection therefor in all countries at its expense and the right to manufacture, use and sell such improvements, provided that LICENSEE shall license such improvements to M.I.T. during the term of this Agreement on a perpetual, royalty-free, non-exclusive basis without the right to sublicense.
         2.10 Nothing in this Agreement shall be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the PATENT RIGHTS, regardless of whether such patent rights shall be dominant or subordinate to any PATENT RIGHTS.


                                  3 - DILIGENCE
         3.1 LICENSEE shall use its best efforts to bring one or more LICENSED PRODUCTS or LICENSED PROCESSES to market through a thorough, vigorous and diligent program for exploitation of the PATENT RIGHTS and to continue active, diligent marketing efforts for one or more LICENSED PRODUCTS or LICENSED PROCESSES throughout the life of this Agreement.
         3.2  In addition, LICENSEE shall adhere to the following milestones:

              a. LICENSEE shall permit an in-plant inspection by M.I.T. on or before December 31, 1996, and thereafter permit in-plant inspections by M.I.T. at regular intervals with at least twelve (12) months between each such inspection.


              b. LICENSEE's cumulative sales shall be according to the following schedule:

                  March 1996 - March 1997.......................................................  US $3,000,000;

                  March 1997 - March 1998.......................................................  US $3,500,000;

                  March 1998 - March 1999.......................................................  US $4,000,000;

                  March 1999 - March 2000.......................................................  US $4,500,000;

                  March 2000 - March 2001.......................................................  US $5,000,000;

                  March 2001 - March 2002.......................................................  US $6,000,000;

                  March 2002 - March 2003.......................................................  US $8,000,000;

                  March 2003 - March 2004 and each year thereafter.............................  US $10,000,000;

         3.3 LICENSEE's failure to perform in accordance with either Paragraph
3.1 or 3.2 above shall be grounds for M.I.T. to terminate this Agreement pursuant to Paragraph 13.3 hereof.


                                  4 - ROYALTIES
         4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay royalties to M.I.T. in the manner hereinafter provided to the end of the term of the PATENT RIGHTS or until this Agreement shall be terminated:

              a. License Maintenance Fees of Fifty Thousand Dollars ($50,000) per year payable on December 31, 1998 and on December 31 of each year thereafter; provided, however, License Maintenance Fees may be credited to Running Royalties subsequently due on NET SALES for each said year, if any. License Maintenance Fees paid in excess of Running Royalties shall not be creditable to Running Royalties for future years.


              b. Running Royalties in an amount equal to Four and One Half Percent (4.5%) of NET SALES of the LICENSED PRODUCTS and LICENSED PROCESSES used, leased or sold by and/or for LICENSEE; provided however that during the period commencing with the EFFECTIVE DATE and terminating on December 15, 1998, M.I.T. shall waive the first Fifty Thousand Dollars ($50,000) of Running Royalties due pursuant to this Paragraph 4.1(b).


              c. After the payment of Five Hundred Thousand Dollars ($500,000) in Running Royalties for the sale of metal END PRODUCTS made using LICENSED PRODUCTS and/or LICENSED PROCESSES pursuant to this Paragraph 4.1(b), the royalty rate due for sale of metal END PRODUCTS shall be reduced from Four and One Half Percent (4.5%) to Two and One Quarter Percent (2.25%).


              d. No Running Royalty shall be due on the sale of 3D Printing machines sold to another 3D Printing licensee for use in that licensee's field of use.


              e. For the sale of machines to members of the Three Dimensional Printing Consortium in good standing, the following royalty reductions shall apply and LICENSEE shall reduce its quoted price under such circumstances by the equivalent dollar amount:


                  i. For members that have participated in the Consortium for two (2) years or more at the time of purchase, and only for the first ten machines purchased per year, LICENSEE shall reduce the royalty due M.I.T. under Paragraph 4.1(b) by Ten Percent (10%).

                  ii. For members that have participated in the Consortium for four (4) years or more at the time of purchase, and only for the first ten machines purchased per year, LICENSEE shall reduce the royalty due M.I.T. under Paragraph 4.1(b) by Twenty Percent (20%).


                  iii. For members that have participated in the Consortium for six (6) years or more at the time of purchase, and only for the first ten machines purchased per year, LICENSEE shall reduce the royalty due M.I.T. under Paragraph 4.1(b) by Twenty-Five Percent (25%).


              f. M.I.T. agrees to provide LICENSEE, from time to time, or upon request with information about the membership of the Three Dimensional Printing Consortium sufficient to fulfill LICENSEE's obligations under Paragraph 4.1(e).


              g. M.I.T. shall have the right to invest in additional shares of Common Stock, on a pro rata basis, at the same price as is granted to other investors purchasing Common Stock, as part of an equity investment in LICENSEE.

         4.2 All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government, except as otherwise provided in Paragraph 1.7(b).
         4.3 No multiple royalties shall be payable because any LICENSED PRODUCT, its manufacture, use, lease or sale are or shall be covered by more than one PATENT RIGHTS patent application or PATENT RIGHTS patent licensed under this Agreement.
         4.4 Royalty payments shall be paid in United States dollars in Cambridge, Massachusetts, or at such other place as M.I.T. may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.


                             5 - REPORTS AND RECORDS
         5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to M.I.T. hereunder. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of M.I.T. or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than Ten Percent (10%) discrepancy in reporting to M.I.T.'s detriment, LICENSEE agrees to pay the full cost of such inspection.

         5.2 LICENSEE, within ninety (90) days after March 31, and within sixty
(60) days after June 30, September 30 and December 31 of each year, shall deliver to M.I.T. true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees under this Agreement as shall be pertinent to diligence under Article 3 and royalty accounting hereunder. These reports shall include at least the following:

              a.      number of LICENSED PRODUCTS leased or sold by LICENSEE;


              b. total billings for LICENSED PRODUCTS, LICENSED PROCESSES, ANCILLARY PRODUCTS and END-PRODUCTS, subtotaling the number of metal END PRODUCTS, leased or sold by LICENSEE,


              c. accounting for NET SALES, noting the deductions applicable as provided in Paragraph 1.7;


              d. Running Royalties due under Paragraph 4.1(b), noting any reductions taken under Paragraph 4.1(e); and


              e.      total royalties due;

         5.3 With each such report submitted, LICENSEE shall pay to M.I.T. the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.
         5.4 On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide M.I.T. with LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement.
         5.5 The amounts due under Articles 4 and 6 shall, if overdue, bear interest until payment at a per annum rate Two Percent (2%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date. The payment of such interest shall not foreclose M.I.T. from exercising any other rights it may have as a consequence of the lateness of any payment.


                             6 - PATENT PROSECUTION
         6.1 M.I.T. shall apply for, seek prompt issuance of, and maintain the PATENT RIGHTS during the term of this Agreement. Appendix B is a list of the foreign countries in which patent applications corresponding to the United States Patent applications listed in Appendix A shall be filed. Appendix B may be amended by mutual agreement of both parties. The filing, prosecution and maintenance of all PATENT RIGHTS applications and patents shall be the primary responsibility of M.I.T.; provided, however, LICENSEE shall have reasonable opportunities to advise M.I.T. and shall cooperate with M.I.T. in such filing, prosecution and maintenance.
         6.2 Payment of all fees and costs relating to the filing, prosecution and maintenance of the PATENT RIGHTS unique to the FIELD OF USE ONE shall be the responsibility of LICENSEE, whether such fees and costs were incurred before or after the EFFECTIVE DATE. (As of July 1, 1996, there are no PATENT RIGHTS unique to the FIELD OF USE ONE). LICENSEE shall pay such fees and costs to M.I.T. within thirty (30) days of invoicing; late payments shall accrue interest and shall be subject to Paragraph 5.5.
         In addition, LICENSEE shall be responsible for payment of LICENSEE's appropriate share of fees and costs relating to the filing, prosecution and maintenance of those PATENT RIGHTS required to practice in the FIELD OF USE ONE or FIELD OF USE TWO but which rights are shared with other licensees, whether such fees and costs were incurred before or after the EFFECTIVE DATE; except that for M.I.T. Case Nos. 4972 and 5567, LICENSEE shall not be responsible for payment of any costs incurred prior to October 17, 1991. LICENSEE's share of future fees and costs relating to the filing, prosecution and maintenance of shared PATENT RIGHTS shall be due and payable to M.I.T. within thirty (30) days of invoicing; late payments shall accrue interest and shall be subject to Paragraph 5.5.
         In the event future licensees under the PATENT RIGHTS contribute to past patent costs and fees, LICENSEE shall receive a pro rata credit against its share of future patent costs and fees.


                                7 - INFRINGEMENT

         7.1 LICENSEE shall inform M.I.T. promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and of any available evidence thereof.
         7.2 M.I.T. shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the PATENT RIGHTS and, in furtherance of such right, LICENSEE hereby agrees that M.I.T. may include LICENSEE as a party plaintiff in any such suit, without expense to LICENSEE. The total cost of any such infringement action commenced or defended solely by M.I.T. shall be borne by M.I.T., and M.I.T. shall keep any recovery or damages for past infringement derived therefrom.
         7.3 If within six (6) months after having been notified of an alleged infringement, M.I.T. shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if M.I.T. shall notify LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer in the TERRITORY for the FIELD OF USE ONE, then, and in those events only, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the PATENT RIGHTS in the TERRITORY for the FIELD OF USE ONE, and LICENSEE may, for such purposes, use the name of M.I.T. as party plaintiff; provided, however, that such right to bring such an infringement action shall remain in effect only during the EXCLUSIVE PERIOD. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of M.I.T., which consent shall not unreasonably be withheld. LICENSEE shall indemnify M.I.T. against any order for costs that may be made against M.I.T. in such proceedings.
         7.4 In the event that LICENSEE shall undertake litigation for the enforcement of the PATENT RIGHTS, or the defense of the PATENT RIGHTS under Paragraph 7.5, LICENSEE may withhold up to One Hundred Percent (100%) of the payments otherwise thereafter due M.I.T. under Article 4 hereunder and apply the same toward reimbursement of up to half of LICENSEE's expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by LICENSEE for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to such suit, and next toward reimbursement of M.I.T. for any payments under Article 4 past due or withheld and applied pursuant to this Article 7. The balance remaining from any such recovery shall be divided equally between LICENSEE and M.I.T.
         7.5 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the PATENT RIGHTS in the FIELD OF USE ONE shall be brought against M.I.T. or LICENSEE, M.I.T., at its option, shall have the right, within thirty (30) days after commencement of such action, to take over the sole defense of the action at its own expense. If M.I.T. shall not exercise this right, LICENSEE may take over the sole defense at LICENSEE's sole expense, subject to Paragraph 7.4.
         7.6 In any infringement suit as either party may institute to enforce the PATENT RIGHTS pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.


                              8 - PRODUCT LIABILITY
         8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold M.I.T., its trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED PRODUCT(s) and/or LICENSED PROCESS(es) or arising from any obligation of LICENSEE hereunder.
         8.2 LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance, including product liability and errors and omissions insurance, which shall protect LICENSEE and M.I.T. with respect to events covered by Paragraph 8.1 above.
         8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY M.I.T. THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T. SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.


                               9 - EXPORT CONTROLS
         LICENSEE acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. M.I.T. neither represents that a license shall not be required nor that, if required, it shall be issued.


                              10 - NON-USE OF NAMES
         LICENSEE shall not use the names or trademarks of the Massachusetts Institute of Technology or Lincoln Laboratory, nor any adaptation thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from M.I.T., or said employee, in each case, except that LICENSEE may state that it is licensed by M.I.T. under one or more of the patents and/or applications comprising the PATENT RIGHTS.


                                 11 - ASSIGNMENT
         This Agreement is not assignable and any attempt to do so shall be void.



                             12 - DISPUTE RESOLUTION
         12.1 Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in the Boston area and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, shall be resolved by final and binding arbitration in Boston, Massachusetts under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes M.I.T. and LICENSEE each hereby irrevocably consents and submits.
         12.2 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

         13 - TERMINATION 13.1 If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by M.I.T.
         13.2 Should LICENSEE fail to make any payment whatsoever due and payable to M.I.T. hereunder, M.I.T. shall have the right to terminate this Agreement effective on thirty (30) days' notice, unless LICENSEE shall make all such payments to M.I.T. within said thirty (30) day period. Upon the expiration of the thirty (30) day period, if LICENSEE shall not have made all such payments to M.I.T., the rights, privileges and license granted hereunder shall automatically terminate.
         13.3 Upon any material breach or default of this Agreement by LICENSEE (including, but not limited to, breach or default under Paragraph 3.3), other than those occurrences set out in Paragraphs 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, M.I.T. shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on ninety (90) days' notice to LICENSEE. Such termination shall become automatically effective unless LICENSEE shall have cured any such material breach or default prior to the expiration of the ninety (90) day period.
         13.4 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months' notice to M.I.T., and upon payment of all amounts due M.I.T. through the effective date of the termination.
         13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 8, 9, 10, 12, 13.5, and 15 shall survive any such termination. LICENSEE may, however, after the effective date of such termination, sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall make the payments to M.I.T. as required by Article 4 of this Agreement and shall submit the reports required by
Article 5 hereof.


                 14 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS
         Any payments, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, return receipt requested, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

                  In the case of M.I.T.:

                  Director
                  Technology Licensing Office
                  Massachusetts Institute of Technology
                  77 Massachusetts Avenue, Room E32-300
                  Cambridge, Massachusetts  02139

                  In the case of LICENSEE:

                  President
                  Soligen Technologies, Inc.
                  19408 Londelius Street
                  Northridge, California 91324


                          15 - MISCELLANEOUS PROVISIONS
         15.1 All disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.
         15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties.
         15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.
         15.4 LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

         15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY        SOLIGEN TECHNOLOGIES, INC.

By __________________________________        By_______________________________
Name_________________________________        Name_____________________________
Title________________________________        Title____________________________
Date_________________________________        Date_____________________________

                                   APPENDIX A


                       PATENT RIGHTS on the EFFECTIVE DATE

UNITED STATES PATENT RIGHTS

M.I.T. Case No. 4972
U.S. Patent No. 5,204,055,  Issued on April 20, 1993
U.S. Patent No. 5,340,656,  Issued on August 23, 1994
"Three Dimensional Printing Techniques (3DP)"
By Michael Cima, John Haggerty, Emanuel Sachs and Paul Williams

M.I.T. Case No. 5567
U.S. Patent No. 5,387,380,  Issued on February 7, 1995
"Three-Dimensional Printing Techniques"
By David Brancazio, James F. Bredt, Michael Cima, Alain Curodeau, David Brancazio, James F. Bredt, Michael Cima, Alain Curodeau, Tailin Fan, Satbir Khanuja, Alan Lander, Sang-Joon Lee, Steven Michaels, Emanuel Sachs and Harald Tuerck

M.I.T. Case No. 5997
U.S. Patent No. 5,490,882,  Issued on February 13, 1996
U.S. Serial No. 600,215, Filed February 12, 1996
"Ceramic Mold Finishing"
By James Bredt, Michael Cima, Satbir Khanuja and Emanuel Sachs

M.I.T. Case No. 6138
U.S. Serial No. 596,707, Filed February 5, 1996 (FWC of U.S. Serial No. 619,470, Filed February 18, 1993)
"High Speed, High Quality Three Dimensional Printing"
By David Brancazio, James F. Bredt, Michael Cima, Alain Curodeau, Tailin Fan and Emanuel Sachs

M.I.T. Case No. 6995
U.S. Serial No. 422,384,  Filed April 14, 1995
"Powder Dispensing Techniques for Successive Layered Fabrication of an Object" By Emanuel Sachs

M.I.T. Case No. 6998
U.S. Serial No. 581,319, Filed December 29, 1995
"Binder Composition for Use in Three-Dimensional Printing"
By James F. Bredt

FOREIGN PATENT RIGHTS

M.I.T. Case No. 4972
Canada Pat No. 2,031,562,  Issued November 22, 1994
Japan Serial No. 415702/90,  Filed December 10, 1990
Great Britain Pat No. 041924,  Issued January 31, 1996
Germany Pat No. 041924,  Issued January 31, 1996
Italy Pat No. 041924,  Issued January 31, 1996
France Pat No. 041924,  Issued January 31, 1996
Sweden Pat No. 041924,  Issued January 31, 1996
"Three Dimensional Printing Techniques (3DP)"
By Michael Cima, John Haggerty, Emanuel Sachs and Paul Williams

M.I.T. Case No. 5567
Japan Serial No. 501598/94,  Filed June 4, 1993
Canada Serial No. 2136748,  Filed June 4, 1993
Europe Serial No. 93914384.8,  Filed June 4, 1993
"Three-Dimensional Printing Techniques"
By David Brancazio, James F. Bredt, Michael Cima, Alain Curodeau, David Brancazio, James F. Bredt, Michael Cima, Alain Curodeau, Tailin Fan, Satbir Khanuja, Alan Lander, Sang-Joon Lee, Steven Michaels, Emanuel Sachs and Harald Tuerck

M.I.T. Case No. 5997
Canada Serial No. 2146366,  Filed November 22, 1993
Japan Serial No. 513304/94,  Filed November 22, 1993
Europe Serial No. 94902341.0,  Filed November 22, 1993
"Ceramic Mold Finishing"
By James Bredt, Michael Cima, Satbir Khanuja and Emanuel Sachs

M.I.T. Case No. 6138
Germany Pat No. 0686067,  Issued _________
"High Speed, High Quality Three Dimensional Printing"
By David Brancazio, James F. Bredt, Michael Cima, Alain Curodeau, Tailin Fan and Emanuel Sachs

M.I.T. Case No. 6998
"Binder Composition for Use in Three-Dimensional Printing"
By James F. Bredt
As of July 1, 1996, no foreign protection exists. A decision must be made PRIOR TO DECEMBER 29, 1996 whether to seek foreign protection.

                                   APPENDIX B


                          DESIGNATED FOREIGN COUNTRIES

Foreign countries in which PATENT RIGHTS shall be filed, prosecuted and maintained in accordance with Article 6:

For M.I.T. Case No. 4972:

         Canada
         Japan
         Italy
         Great Britain
         Germany
         France
         Sweden

For M.I.T. Case No. 5567:

         Europe, designating:

                  Great Britain     Luxembourg                Greece
                  France            Netherlands               Ireland
                  Germany           Spain                     Monaco
                  Austria           Sweden                    Portugal
                  Belgium           Switzerland
                  Italy             Denmark

         Canada
         Japan

For M.I.T. Case No. 5997:

         Europe, designating:

                  Great Britain     Luxembourg                Greece
                  France            Netherlands               Ireland
                  Germany           Spain                     Monaco
                  Austria           Sweden                    Portugal
                  Belgium           Switzerland
                  Italy             Denmark

         Canada
         Japan

For M.I.T. Case No. 6138:

         Germany

For M.I.T. Case No. 6998:

         As of July 1, 1996, no countries have been designated. A decision must be made PRIOR TO DECEMBER 29, 1996 whether to seek foreign protection.

                                   APPENDIX C


                               Third Party Rights

Third party rights in the FIELD OF USE ONE existing as of July 1, 1996.

1. Royalty-free, non-exclusive license rights of the United States Government per FAR 52.227-11.

2. Alcoa has waived its rights in the original Field of Use, as set forth in Paragraphs 1.9 (a) and (b) herein, pursuant to their sponsorship of the LFM Program; provided however, that if Alcoa should desire to acquire a machine or device covered by M.I.T. Case No. 4972 and if:

              (a) after six months of good faith negotiations with LICENSEE, Alcoa and LICENSEE do not reach agreement on commercially reasonable terms for the specifications, price, delivery of said machine(s) manufactured under M.I.T. Case No. 4972; or


              (b) if Alcoa should indicate to LICENSEE a desire to discuss such negotiations and such does not conclude in an agreement as just described; or



              (c) if LICENSEE is unwilling or unable to enter into good faith negotiations with Alcoa; or



              (d) if LICENSEE is unable or unwilling to produce a machine according to Alcoa's specifications;

then Alcoa shall have the right to build or have built such a machine, or otherwise satisfy Alcoa's need or desire therfor as Alcoa sees fit, for Alcoa's internal use.

3. Within six months of their notification of the filing of a patent application, members of the Three Dimensional Printing Consortium have the right to elect one of the following:

         A. a non-exclusive, non-transferable, royalty-free license for internal non-commercial purposes.

         B. a non-exclusive, non-transferable (without the right to sublicense) royalty-bearing commercial license.

     If the member fails to notify M.I.T. of an intent to negotiate a license within six months of notification that an application has been filed, the member is deemed to have waived its rights to negotiate a license to the invention. With the exception of the patent application filed for M.I.T. Case No. 6998, all of the PATENT RIGHTS set forth in Appendix A of this Agreement were filed, and notification was sent, more than six months ago and, therefore, none of the members of the Three Dimensional Printing Consortium are entitled to elect licenses pursuant to the Consortium Agreement. The Three Dimensional Printing Consortium Members were notified of the patent filing for Case No. 6998 on July ___, 1996. To date, no member has indicated a desire to negotiate for a license under these patent rights.